Exhibit 10.45

STATEMENT OF AMENDMENT TO
WASHINGTON REAL ESTATE INVESTMENT TRUST DEFERRED
COMPENSATION PLAN FOR OFFICERS

The Washington Real Estate Investment Trust Deferred Compensation Plan for Officers (the "Plan") is amended, as set forth below, effective as of January 1, 2014.

1. By substituting the following for Section 1.8:

1.8 “Earnings” with respect to a Participant’s Salary Deferral Account means the rate of interest applicable to a Participant’s Salary Deferral Account. The rate shall equal the Company’s weighted average interest rate on its fixed rate bonds as of December 31 of each calendar year. Such rate may be changed to any other rate approved by the Board as of any subsequent January 1. With respect to a Participant’s STI Deferral Accounts and Matching Contribution Accounts which have been deferred and converted into RSUs pursuant to Article III, “Earnings” means the aggregate amount of dividends which would have been paid on a number of Shares equal to the number of RSUs outstanding on such dividend paid date. This amount shall be computed and converted into a number of additional RSUs which shall be credited to such Participant as of the date such dividends are declared.

2. By substituting the following for Section 4.1:

4.1 A Participant’s STI Deferral Accounts and Matching Contribution Accounts shall be credited with the cash equivalent of dividends declared on Shares, equal in value to the RSUs allocated to such Accounts, as of the date such dividends are declared. The balance of each Participant’s STI Deferral Account or Matching Contribution Account attributable to dividends credited to such Account under this Section 4.1.3 shall be shall be credited with Earnings, as of the last day of each calendar quarter and at such other times as the Committee may determine in its discretion.

To record its adoption of this Amendment, Washington Real Estate Investment Trust has caused its authorized officers to affix its corporate name and seal.

WASHINGTON REAL ESTATE
INVESTMENT TRUST

By:	/s/ Laura M. Franklin

Title:	Executive Vice President Accounting,
Administration and Corporate Secretary